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Exhibit 99.1

PDS GAMING CORPORATION ANNOUNCES CEO'S
TERMINATION OF 10b5-1 PLAN

LAS VEGAS, Nevada (July 11, 2002)—PDS Gaming Corporation (Nasdaq: "PDSG"), a diversified gaming company that finances, leases, and sells gaming equipment for the casino industry and operates Rocky's Sports Pub and Grill in Reno, Nevada, today announced the decision by the Company's Chairman and Chief Executive Officer, Johan P. Finley, to terminate his plan to sell common shares pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934. This plan, which was first instituted at the end of 2001, was scheduled to terminate at the end of 2002.

"I simply don't believe that the current share price reflects an appropriate valuation of PDS's shares," said Johan P. Finley, Chairman and Chief Executive Officer. "The cancellation of the plan reflects my confidence in the long term value of the Company."

PDS Gaming Corporation provides customized finance and leasing solutions to the casino industry in the United States. The Company also operates Rocky's Sport Pub and Grill in Reno, Nevada. PDS Gaming Corporation is headquartered in Las Vegas, Nevada, and its common stock trades on The Nasdaq Stock Market under the symbol "PDSG".

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, factors to complete currently anticipated finance and lease transactions, worse than expected results from casino operations, changes in regulation of the gaming industry, continued acceptance of the Company's products and services in the marketplace, competitive factors, dependence upon third-party vendors, changes in interest rates, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For additional information, please contact:

Martha Vlcek, Chief Financial Officer of PDS Gaming Corporation at (702) 736-0700

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  Exhibit 99.1
PDS GAMING CORPORATION ANNOUNCES CEO'S TERMINATION OF 10b5-1 PLAN